Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:	Media	Investor
	David Klaassen	Matt Beasley
	(405) 553-6431	(405) 558-4600

Enable Midstream Partners Announces Quarterly Distributions

OKLAHOMA CITY (February 9, 2017) -- Enable Midstream Partners, LP (NYSE:ENBL) (Enable) announced that the board of directors of its general partner declared today a quarterly cash distribution of $0.318 per unit on all outstanding common units for the quarter ended December 31, 2017. The distribution is unchanged from the previous quarter. The quarterly cash distribution of $0.318 per unit on all outstanding common units will be paid February 27, 2018, to unitholders of record at the close of business on February 20, 2018.

Enable also announced today that the board declared a quarterly cash distribution of $0.625 per unit on all Series A Preferred Units for the quarter ended December 31, 2017. The quarterly cash distribution of $0.625 on all Series A Preferred Units outstanding will be paid February 15, 2018, to unitholders of record at the close of business on February 9, 2018.

About Enable Midstream Partners

Enable owns, operates and develops strategically located natural gas and crude oil infrastructure assets. Enable’s assets include over 13,000 miles of gathering pipelines, 2.6 Bcf/d of processing capacity, approximately 7,800 miles of interstate pipelines (including Southeast Supply Header, LLC of which Enable owns 50 percent), approximately 2,200 miles of intrastate pipelines and eight storage facilities comprising 85.0 billion cubic feet of storage capacity. For more information, visit www.enablemidstream.com.

Forward-Looking Statements

Some of the information in this press release may contain forward-looking statements. Forward-looking statements give our current expectations, contain projections of results of operations or of financial condition, or forecasts of future events. Words such as “could,” “will,” “should,” “may,” “assume,” “forecast,” “position,” “predict,” “strategy,” “expect,” “intend,” “plan,” “estimate,” “anticipate,” “believe,” “project,” “budget,” “potential,” or “continue,” and similar expressions are used to identify forward-looking statements. Without limiting the generality of the foregoing, forward-looking statements contained in this press release include our expectations of plans, strategies, objectives, growth and anticipated financial and operational performance, including revenue projections, capital expenditures and tax position. Forward-looking statements can be affected by assumptions used or by known or unknown risks or uncertainties. Consequently, no forward-looking statements can be guaranteed.

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